POWER OF ATTORNEY

To Prepare and Execute Documents Pursuant to

Sections 13 and 16 of the Securities and Exchange Act of 19 34, as Amended, And Rules Promulgated thereunder, by and on Behalf of

BofA Securities, Inc.

BofA Securities , Inc. a Delaware corporation (the "Corporation") , here by appoints Marie Andre, Szabina Biro, Andres Ortiz Custodio , Kamil Dziedzic, Valarie Ezeagbo, Tze Wei Kelvin Kwok, Frank Liu, Ben Tsai, James Todd , Tolu Tade, Zainab Tarteel, Mei Suet Michelle  Wong and Monica Yako as  Attorneys-in- Fact for the Corporation (each an "Attorney-in-Fact") acting for the Corporation and in the Corporation' s name, place and stead to:

1. execute and deliver agreements, forms and documents arising during the  Company's ordinary course of business related to all Large Shareholder, Short Position and Takeover Panel regulatory reporting requirement s in all applicable jurisdictions.

2. do any act or enter into any other document necessary  or  ancillary  to  the foregoing.

Any Documents executed by an Attorney-in- Fact shall fully bind and comm it the Corporation and all other parties to such Documents may rely upon the execution thereof by the Attorney-in-Fact as if executed by  the  Corporation  and  as  the  true  and  lawful  act  of  the Corporation.

This Power of Attorney shall (i) supersede the Power of Attorney dated August 9, 2019, (ii) automatically terminate as to the authority of any Attorney-in-Fact on upon such Attorney-inFact's resignation or termination from Bank of America's Global Compliance and Operational Risk Group and (iii) unless earlier terminated under clause (ii), otherwise remain in effect until revoked in writing by the Corporation; provided however, such termination shall have no impact on any Document or instrument connected therewith executed by such Attorney-in-Fact for the Corporation prior to such termination.

The Secretary of the Corporation shall retain this Power of Attorney as an official document of the Corporation.

IN WITNESS WHEREOF, this Power of Attorney has been executed and delivered by Corporation to each Attorney-in-Fact on this 28th day of May, 2024.

BofA Securities, Inc.

By: Kashyap Bhatia

Name: Kashyap Bhatia

Title: Chief Compliance Officer/Broker-Dealer

& Managing Director